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                                                                   Exhibit 99.2

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Mountaineer Bankshares of W. Va., Inc.
Martinsburg, West Virginia

We have audited the accompanying consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1993 of Mountaineer Bankshares of W. Va., Inc. We also audited the December 31, 1993 balance sheet which is not presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We  conducted  our  audit  in  accordance  with  generally   accepted  auditing
standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects the consolidated results of Mountaineer Bankshares of W. Va., Inc.'s operations and its cash flows for the year ended
December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 11 to the consolidated financial statements, the Company changed its method of accounting for income taxes and post-retirement benefits other than pensions.



                                             /s/ Crowe, Chizek and Company LLP

Columbus, Ohio
February 4, 1994


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